Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

August 25, 2010

Board of Directors

Choice Hotels International, Inc.

10750 Columbia Pike

Silver Spring, Maryland 20901

Ladies and Gentlemen:

We are acting as counsel to Choice Hotels International, Inc., a Delaware corporation (the “Company”), the Delaware LLC Guarantors (as listed and defined on Schedule A hereto), the Delaware Corporate Guarantors (as listed and defined on Schedule A hereto) and the Georgia Guarantors (as listed and defined on Schedule A hereto) (the Delaware LLC Guarantors, Delaware Corporate Guarantors and Georgia Guarantors are referred to in this opinion as the “Guarantors”) in connection with their automatic shelf registration statement on Form S-3ASR (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the public offering of one or more series of the following securities of the Company: (i) shares of common stock, $0.01 par value per share, (ii) shares of preferred stock, $0.01 par value per share, (iii) debt securities, and (iv) guarantees of debt securities, all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is rendered in connection with the issuance and sale of $250 million aggregate principal amount of 5.70% Senior Notes due 2020 (the “Notes”), pursuant to the Base Indenture, dated as of August 25, 2010, as supplemented by the First Supplemental Indenture, dated as of August 25, 2010 (together, the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as described in a prospectus supplement dated August 18, 2010 (the “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. Hogan Lovells refers to the international legal practice comprising Hogan Lovells US LLP, Hogan Lovells International LLP, Hogan Lovells Worldwide Group (a Swiss Verein), and their affiliated businesses with offices in: Abu Dhabi Alicante Amsterdam Baltimore Beijing Berlin Boulder Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jeddah Riyadh Zagreb

Board of Directors Choice Hotels International, Inc.	- 2 -	August 25, 2010

This opinion letter is based as to matters of law solely on: (i) with respect to the Company and the Delaware Corporate Guarantors, Delaware General Corporation Law, as amended; (ii) with respect to the Delaware LLC Guarantors, the Limited Liability Company Act of the State of Delaware; and (iii) with respect to the Georgia Guarantors, the General Corporation Law of the State of Georgia. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations or the effect that such other laws, statutes, ordinances, rules or regulations may have on the opinions expressed herein. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

For the purposes of this opinion letter, we have assumed that (i) the Trustee has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against the Corporation, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Indenture, and the conduct of the Trustee has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Notes have been duly authorized on behalf of the Corporation and that, following (i) receipt by the Company of the consideration for the Notes specified in the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors and (ii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture, the Notes will be valid and binding obligations of the Company.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are subject to the effect of (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether considered in a proceeding in equity or at law).

This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K, which Current Report will be incorporated by reference into the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

Board of Directors Choice Hotels International, Inc.	- 3 -	August 25, 2010

We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Prospectus Supplement and to the reference to this firm under the caption “Validity of the Securities” in the Prospectus and the Prospectus Supplement, each of which constitutes a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP
HOGAN LOVELLS US LLP

Board of Directors Choice Hotels International, Inc.	- 4 -	August 25, 2010

Schedule A

Guarantors

Delaware Corporate Guarantors	Jurisdiction of Organization
Choice Capital Corp.	Delaware
Choice Hotels International Services Corp.	Delaware

Delaware LLC Guarantors	Jurisdiction of Organization
Brentwood Boulevard Hotel Development, LLC	Delaware
CSES, LLC	Delaware
Dry Pocket Road Hotel Development, LLC	Delaware
Park Lane Drive Hotel Development, LLC	Delaware

Georgia Guarantors	Jurisdiction of Organization
Suburban Franchise Systems, Inc.	Georgia
Suburban Franchise Holding Company, Inc.	Georgia